Exhibit 3.28

E-ADVANCE, LLC

OPERATING STATEMENT

This OPERATING STATEMENT (the “Statement”) of E-Advance, LLC, a Virginia limited liability company (the “Company”), is made as of the 10th day of April, 2009 (the “Effective Date”), by the Member, whose name and address is set forth in Exhibit A, attached hereto.

ARTICLE I

Formation

1.1    Formation. The Member acknowledges the formation of the Company under the Act pursuant to the filing of Articles of Organization with the Virginia State Corporation Commission (“SCC”) and its issuance of a Certificate of Organization on April 3rd, 2009.

1.2    Name. The name of the Company is “E-Advance, LLC.” The business of the Company may be conducted under such trade or fictitious names as the Member may determine.

1.3    Purpose. The purpose of the Company shall be to engage in any activity permitted by law.

1.4    Principal Office. The principal office of the Company, at which the records required to be maintained by the Act are to be kept, shall be 5008 Airport Road, Roanoke, Virginia 24012, or such other place as the Member may determine.

1.5    Registered Agent. The Company’s agent for service of process shall be Sarah E. Powell, Esq., or any other qualified Person as the Member may designate and the registered office shall be 5008 Airport Road, Roanoke, Virginia 24012 or any other office as the Member may designate.

1.6    Term. The term of the Company shall be perpetual, unless sooner dissolved and terminated in accordance with the Act and this Statement.

1.7    Tax Treatment. The Member intends that the Company be disregarded as an entity separate from the Member and this Statement shall be interpreted accordingly.

ARTICLE II

Definitions

Terms defined elsewhere in the text of this Statement shall have the meanings set forth for them in the text. Otherwise, as used in this Statement, the following words shall have the meanings set forth below:

2.1    Act. The Virginia Limited Liability Company Act, sections 13.1-1000, et seq., as amended or superseded from time to time.

2.2    Business. The ownership, management, and operation of the Company, and all business activities related or incidental thereto.

2.3    Capital Contribution. The amount of money or the Fair Market Value of property contributed to the Company by the Member on the date of contribution.

2.4    Company. E-Advance, LLC, a Virginia limited liability company.

2.5    Fair Market Value. The amount at which property would change hands between a willing buyer and a willing seller, neither being under a compulsion to buy or sell and both having reasonable knowledge of the relevant facts.

2.6    Interest. The ownership interest of the Member in the Company at any particular time, initially set forth in Exhibit A, including the right of the Member to any and all benefits to which the Member is entitled and obligations to which the Member is subject under this Statement.

2.7    Managers. The Persons who have been at any time selected to serve as Managers by the Members in accordance with this Agreement. The Managers as of the Effective Date are: Jimmie L. Wade, Michael A. Norona and Kevin P. Freeland.

2.8    Member. The Person whose name is set forth in Exhibit A in the capacity of a Member of the Company and any Person admitted as a new Member under this Statement.

2.9    Membership Certificates. The certificates that represent Interests in the Company.

2.10    Person. Any human being or firm, organization, partnership, association, corporation, legal representative, trustee, trustee in bankruptcy, or receiver.

ARTICLE III

The Member and Capital Contributions

3.1    The Member, Interest and Initial Capital Contribution. The name, Interest, and initial Capital Contribution of the Member, which will be made simultaneously with the execution of this Statement, are set forth in Exhibit A.

3.2    Additional Capital Contribution. The Member shall not be required to make any Capital Contribution in addition to its initial Capital Contribution. The Member may make additional Capital Contributions to the Company as it shall determine from time to time.

ARTICLE IV

Management

4.1    Power and Authority of the Managers. Except as otherwise provided herein, the Managers shall: (i) exercise complete and exclusive control of the management of the Company’s business and affairs; and (ii) have the right, power, and authority on behalf of the Company, and in its name, to exercise all of the rights, powers, and authorities of the Company under the Act. Each Manager shall discharge his or her duties as a manager in accordance with the standards of conduct set forth in Section 13.1-1024.1 of the Act. Subject to the limitations set out in this Agreement, the powers so exercised shall include but not be limited to the following:

(a)    Entering into, making and performing contracts, agreements and other undertakings binding the Company that may be necessary, appropriate or advisable in furtherance of the purposes of the company.

(b)    Opening and maintaining bank accounts, investment accounts and other arrangements, drawing checks and other orders for the payment of money, and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements. Company funds shall not be commingled with funds from other sources and shall be used solely for the business of the Company.

(c)    Collecting funds due to the Company.

(d)    Adjusting, utilizing for the Company’s purposes, maintaining and disposing of any assets of the Company.

(e)    To the extent that funds of the Company are available therefor, paying debts and obligations of the Company.

(f)    Borrowing money or otherwise committing the credit of the Company for Company activities, and voluntarily prepaying or extending any such borrowings.

(g)    Making elections available to the Company under the Code.

(h)    Obtaining general liability, property and other insurance for the Company, as the Manager deems proper.

(i)    Doing and performing all such things and executing, acknowledging and delivering any and all such instruments as may be in furtherance of the Company’s purposes and necessary and appropriate to the conduct of its business.

4.2    The Managers. The Managers shall be the Persons named as such in Section 2.7 (in such capacity, the “Manager’” pursuant to Section 13.1-1024 of the Act). ‘The term of a Manager shall continue until a successor is duly elected, unless the Manager is sooner removed by or as a result of the earliest to occur of: (i) the direction of Members entitled to elect such Manager in accordance with Section 4.3 hereof to remove such Manager; (ii) operation of law; (iii) an order or decree of any court of competent jurisdiction; or (iv) voluntary resignation or death.

4.3    Election. Etc. of Managers.

(a)    There shall be three Managers. As of the Effective Date, the Managers are Jimmie L. Wade, Michael A. Norona and Kevin P. Freeland. The Managers may elect a President who shall act as the Chief Executive Officer and have such additional authority as the Managers may from time to time assign. As of the Effective Date, Kevin P. Freeland shall be the President. A Person may be removed as a Manager only by the Member who elected such Manager For Cause or otherwise. In addition, in the event a Manager is removed, the Company shall undertake any and all actions necessary to have the removed Manager released from any and all liability in connection with or which may arise from any obligation, indebtedness or other liability of the Company whether existing at the time of such removal or arising thereafter, unless any such liability constitutes part or all of the basis for his removal. A Manager may be a natural person or an Entity.

(b)    In the event any Person resigns, is removed or otherwise vacates the office of Manager, the Member shall elect a replacement Manager to serve in the place and stead of the withdrawing, removed or vacating Manager in accordance with the provisions of Section 4.3 hereof.

4.4    Officers.

(a)    The Managers shall, from time to time, appoint officers, which may include but shall not be limited to, a chief executive officer, a president one (1) or more executive vice presidents, senior vice presidents or vice presidents, a secretary, a treasurer and/or chief financial officer. Except as otherwise provided herein, appointment of any officer or agent shall not of itself create contract rights. Any person may hold any number of offices. No officer need be a Member.

(b)    Such officers, if any, shall have such authority and perform such duties in the management of the Company customary for the position or otherwise as determined by the Managers.

4.5    Indemnification. The Company shall indemnify the Managers to the full extent permitted by the Act. The foregoing rights of indemnification shall not be exclusive of any other rights to which the Managers may be entitled. The Managers may take such action as is necessary to carry out these indemnification provisions and may adopt, approve and amend from time to time such resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law.

4.6    Liability of Manager. So long as a Manager acts in good faith with respect to the conduct of the business and affairs of the Company, no Manager shall be liable or accountable to the Company or to any of the Members, in damages or otherwise, for any error or judgment, for any mistake of fact or of law, or for any other act or thing which he may do or refrain from doing in connection with the business and affairs of the Company, except for willful misconduct or gross negligence or breach of fiduciary duty.

4.7    Actions. The Managers shall act either at a meeting or by written consent. In either case, approval of the majority of the Managers then in office (but in no case fewer than two) shall be necessary and sufficient to authorize or direct any act. Meetings of Managers may be called by a majority of Managers then in office, by the President or by the Chief Executive Officer. Meetings may be held on notice (which need not be written) stating the place, date and hour of the meeting given not less than 24 hours before the noticed time. Meetings may be held without notice if all Managers attend or waive notice. Notice need not state the purpose of the meeting. Notice to be effective must be reasonably designed to inform the Manager of the meeting or actually so inform him or her. A quorum shall be a majority (but not fewer than two) of the Managers then in office. Managers may attend a meeting by use of any means of communication by which all Managers participating may simultaneously hear and speak to each other.

4.8    Compensation. By resolution of the Board, a Manager may be allowed a fee and expenses for serving as Manager. Nothing herein shall preclude Managers from serving the Company in other capacities and receiving compensation for such services.

4.9    Third Party Reliance. Third parties dealing with the Company shall be entitled to rely conclusively upon the power and authority of the Managers as set forth herein, subject only to the express limitations set forth in this Agreement or by law.

4.10    Duties of the Manager. The Managers will devote such time, effort, and skill in the management of the Company’s business affairs as each deems necessary and proper for the Company’s welfare and success.

ARTICLE V

Limitation of Liability Indemnification

5.1    Limitation of Liability of Manager. The Members hereby acknowledge and agree that the liability of the Manager to the Company or to any of the other Members shall be limited to the maximum extent permissible under Section 13.1-1025 of the Act.

5.2    Indemnification. The Company shall indemnify any Person who was or is a party to any proceeding, including a proceeding brought by a Member in the right of the Company or brought by or on behalf of the Members of the Company, by reason of the fact that such Person is or was a Manager of the Company, or is or was serving at the request of the Company as a manager, director, trustee, partner, or officer of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability and reasonable expenses (including reasonable attorney fees) incurred by such Person in connection with such proceeding unless he or she has engaged in willful misconduct or a knowing violation of the criminal law. No amendment or repeal of this Section 5.2 shall have any effect on the rights provided herein with respect to any act or omission occurring before such amendment or repeal. If the Managers or any authorized Committee of the Members determines that the facts then known do not preclude indemnification, the Company shall advance or promptly reimburse the reasonable expenses incurred by an eligible applicant who is a party to a proceeding in advance of final disposition of the proceeding if the applicant furnishes the Company:

(a)    a written statement of good faith belief that he or she has met the standard of conduct described in this Section 5.2; and

(b)    a written undertaking, executed personally or on the applicant’s behalf to repay the advance if it is ultimately determined that he or she did not meet such standard of conduct.

ARTICLE VI

Transfer of Interest

6.1    Assignment. In the event that the Member transfers all or part of its Interest in the Company, Persons acquiring an Interest in the Company by assignment or otherwise will not become Members until:

(a)    their admission as Members is approved by the Member;

(b)    they execute an Operating Agreement of the Company as it then exists; and

(c)    they make any required Capital Contribution.

ARTICLE VII

General Provisions

7.1    Governing Law. This Statement and the rights and liabilities of the parties shall be governed exclusively by the Statement’s terms and by the laws of the Commonwealth of Virginia without reference to its choice of law provisions, and specifically the Act.

7.2    Construction. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine, or neutral forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

7.3    Severability. Every provision of this Statement is intended to be severable. If any term or provision herein is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity of the remainder of the terms or provisions in this Statement.

7.4    Successors. Each and all of the covenants, terms, provisions, and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Statement, their respective heirs, legal representatives, successors and assigns.

7.5    Addresses. The Member shall keep the Company informed of its current address.

7.6    Notices. Except as otherwise provided in this Statement, any notice permitted or required hereunder shall be in writing and shall be deemed given when hand-delivered, sent by facsimile with confirmation of receipt, or sent by registered or certified mail to the intended recipient at the recipient’s last known address. Notice sent to the Member’s address as maintained in the Company’s records shall be effective with respect to the Member.

IN WITNESS WHEREOF, the Member has executed this Statement.

ADVANCE STORES COMPANY, INCORPORATED, a Virginia corporation Sole Member of E-Advance, LLC, a Virginia limited liability company

By:	/s/ Jimmie L. Wade
Name:	Jimmie L. Wade
Title:	President

EXHIBIT A

The Member, the business address, the initial Capital Contribution and the percentage of Interest are as follows:

Member & Address	Capital Contribution	Interest
Advance Stores Company, Incorporated 5008 Airport Road Roanoke, Virginia 24012	$1,000.00	100.00%